Dean Capital Management, LLC

Code of Ethics

As of October 11, 2013

Dean Capital Management, LLC (“DCM”) has established, maintains, and enforces the following Code of Ethics pursuant to regulatory requirements of Rule 204(a)-1 of the Investment Advisors Act of 1940. We not only make a copy available to our clients and prospective clients upon request, but we also provide each of our supervised persons with a current copy and require them to read and agree to comply with its provisions.

Adoption of CFA Institute Code of Ethics and Standards of Professional Conduct

Dean Capital Management, LLC has adopted the CFA Institute Code of Ethics and Standards of Professional Conduct (detail of the Code and Standards are attached) for all of its supervised persons. Generally, all members of the CFA Institute are required to:

• Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;

• Place the integrity of the investment profession and the interests of clients above their own personal interests;

• Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

• Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession;

• Promote the integrity of, and uphold the rules governing, capital markets; and

• Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

Additional DCM Policies

In addition to being required to abide by the adopted CFA Institute Code of Ethics and Standards of Professional Conduct, all supervised persons are also required by DCM to:

•	Comply with applicable federal and state securities laws;

•	Comply with applicable provisions of the DCM Compliance and Supervisory Manual;

•	Comply with the following DCM personal trading policies:

•	Report to the Compliance Officer for review all holdings and transactions of reportable personal securities as required by securities laws;

•	Obtain pre-approval from the Compliance Officer before directly or indirectly obtaining beneficial ownership in any security in an initial public offering or in a limited offering;

•	Obtain pre-approval from the Compliance Officer before personally trading (or on behalf of immediate family member) any common stock

•	Refrain from personally trading (or on behalf of any immediate family member) any common stock within 3 days of the firm trading in the same stock on behalf of any client

•	Report violations of securities laws, of the DCM Compliance and Supervisory Manual, or of the DCM Code of Ethics, to the Chief Compliance Officer.

Dean Capital Management, LLC

Code of Ethics

As of October 11, 2013

ANNUAL CODE OF ETHICS ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge that I have read the Code of Ethics of Dean Capital Management, LLC (a copy of which has been supplied to me that I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

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Print Name and Title

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Signature

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Date

Dean Capital Management, LLC

Code of Ethics – Listing of Supervised Persons

As of October 11, 2013

Access Persons:

Kevin Laub, CFA	Portfolio Manager/Member

Douglas Leach, CFA	Portfolio Manager/Member/CCO

Patrick Krumm	Director of Institutional Sales

Steven Roth, CFA	Portfolio Manager/Member

Non-Access Persons:

None